Exhibit 1.01

Intuit Inc.
Conflict Minerals Report
For The Year Ended December 31, 2016

Conflict Minerals Rule

This Conflict Minerals Report (the “CMR”) of Intuit Inc. ("Intuit") for the year ended December 31, 2016 is presented to comply with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Rule 13p-1 imposes certain reporting obligations on U.S. Securities and Exchange Commission (“SEC”) registrants that manufacture or contract to manufacture products containing certain minerals which are necessary to the functionality or production of those products. These minerals are cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (“3TG” or “Conflict Minerals”). Rule 13p-1 focuses on 3TG originating from the Democratic Republic of Congo (“DRC”) and nine adjoining countries (together, the “Covered Countries”). If, based on a Reasonable Country of Origin Inquiry (“RCOI”), a registrant has reason to believe that any of the necessary Conflict Minerals contained in its products may have originated in the Covered Countries and may not be from recycled or scrap sources, then the registrant must exercise due diligence on such Conflict Minerals’ source and chain of custody.

Intuit Products

Intuit creates business and financial management software solutions that simplify the business of life for small businesses, consumers and accounting professionals. Our flagship products - QuickBooks, TurboTax and Mint - define our commitment to power prosperity around the world by revolutionizing the way people manage their personal finances, run small businesses and pay employees. Intuit has reviewed the products it manufactures or contracts to manufacture and has confirmed that none of its software products (including software products that are distributed on CDs as well as software products distributed through downloading or as a cloud-based service) contain Conflict Minerals. These core software offerings account for in excess of 95% of Intuit’s annual revenue.

In addition to these core software offerings, Intuit also contracts to manufacture a certain payment dongle that attaches to smart phones, tablets and Bluetooth card readers and allows merchants to process credit card payments (the “Intuit Payment Devices”). For the 2016 reporting period, the only product that Intuit manufactured or contracted to manufacture containing Conflict Minerals that are necessary to the functionality or production of such products are the Intuit Payment Devices. This CMR relates to the process undertaken for the Intuit Payment Devices.

Overview of Intuit’s Commitment to Responsible Sourcing

Intuit is committed to responsible sourcing and has been dedicated to ensuring that any Conflict Minerals contained in its products do not finance armed groups. Towards this end, Intuit has made notable progress in ensuring that Conflict Minerals are sourced from conflict-free smelters. As of December 31, 2016, all of the identified smelters in Intuit’s supply chain were audited as compliant by the Conflict-Free Sourcing Initiative's Conflict Free Smelter Program (“CFSP”), as discussed in the “Results of Due Diligence” section.

Reasonable Country of Origin Inquiry

Intuit conducted a RCOI to determine whether any of the necessary Conflict Minerals in the Intuit Payment Devices originated in the Covered Countries, or were Conflict Minerals from recycled or scrap sources by surveying our supply base for the Intuit Payment Devices. Based on its RCOI, Intuit was unable to determine that such Conflict Minerals did not originate in the Covered Countries or came from recycled or scrap sources, and, accordingly, we conducted due diligence on the source and chain of custody of such Conflict Minerals, as discussed below.

Design of Due Diligence Program

Intuit's due diligence program was designed to conform, in all material respects, to the five-step framework laid out in the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related Supplements on Tin, Tantalum and Tungsten and on Gold (the "OECD Guidance"). Below is a summary of the design of our due diligence program as it relates to the five-step framework under the OECD Guidance.

Establish Strong Company Management Systems

Intuit has established strong company management systems relating to conflict minerals. In January 2013, we formed a dedicated working group comprised of subject matter experts within the Supply Chain organization and Legal teams, and this working group has met regularly since its formation. The working group reports regularly on progress to a disclosure committee of senior executives, including the Chief Financial Officer, Chief Accounting Officer and General Counsel, and also updates the Audit and Risk Committee and Nominating and Governance Committee of the Board of Directors. Management has also developed a Conflict Minerals Policy that is posted at http://www.intuit.com/company/strategic-sourcing/supplier-policies/conflict-minerals/ to clearly communicate Intuit’s commitment to developing and maintaining a conflict free mineral supply chain to its suppliers and the public.

In addition, in order to improve on the quality of information provided by its supply chain, Intuit has already amended its agreements with its supplier to strengthen the contractual requirements to source from certified conflict-free sources wherever possible. Intuit requires the inclusion of similar provisions in its agreements with new suppliers.

Finally, we maintain a company-level grievance mechanism, as described in our Code of Conduct and Ethics, that enables employees to report concerns, including any concerns regarding Intuit's Conflict Minerals supply chain. Intuit also maintains an integrity hotline that third parties can use to report on financial and ethical issues, including issues concerning our Conflict Minerals supply chain. The number for this hotline is 1-877-379-3939.

Identify and Assess Risk in the Supply Chain

Intuit contracts to manufacture the Intuit Payment Devices with a sole direct supplier (the “Tier One Supplier”) that is at least four levels removed from the actual mining of the 3TGs. Intuit relies on the Tier One Supplier to provide information regarding the 3TG contained in those products, and the Tier One Supplier is similarly reliant upon information provided by its suppliers. Intuit has continued to make progress with its Tier One Supplier to establish controls over and transparency for its 3TG supply chain. In this process, Intuit used the due diligence tools developed by the Conflict-Free Sourcing Initiative (“CFSI”), including the CFSI’s Conflict Minerals Reporting Template (the “Template”), which is designed to identify the smelters that process the Conflict Minerals in a company’s supply chain.

Intuit required its Tier One Supplier to disclose the original equipment manufacturers ("OEMs") that manufacture all of the components in the Intuit Payment Devices, and Intuit required each of the 47 identified OEMs to complete the Template. Intuit’s Tier One Supplier received a completed Template from all 47 OEMs. Once Intuit received the completed Templates, Intuit reviewed the Templates for completeness, accuracy and consistency. Where the Templates identified smelter facilities as sources of an OEM's 3TG, Intuit compared the identified smelters against the CFSI’s standard smelter list and the list of compliant smelters published by CFSP.

We are a member of the Electronic Industry Citizenship Coalition (“EICC”) and the CFSI working groups. As a member of CFSI, a leading industry program that helps its members to manage risk by improving supply chain transparency with respect to Conflict Minerals, Intuit has access to CFSI RCOI data that aids us in determining the mine or location of origin of the Conflict Minerals in our supply chain.

Intuit cannot be certain that the list of smelters identified in the Template responses as contributors of 3TG is comprehensive and that there are no other smelters that contribute to the 3TG in Intuit’s supply chain. However, based on the responses received from the identified smelters, the OEM component manufacturers have represented that they obtain their components from certified conflict free smelters who source the components from a mix of Covered Countries and non-Covered Countries, as discussed below under “Results of Due Diligence.” Where the Conflict Minerals are sourced from the Covered Countries, we have confirmed that such facilities identified by the OEM component manufacturers are certified by the CFSP as being conflict-free and not contributing to any armed groups in the Covered Countries. As a result, the primary risk in Intuit’s supply chain is the lack of verifiably complete information on the origin of the components utilized in the Intuit Payment Devices and due to such uncertainty, we are unable to determine that the Conflict Minerals utilized in the Intuit Payment Devices did not originate in the Covered Countries or directly or indirectly benefit armed groups.

Design and Implement a Strategy to Respond to Identified Risks

Intuit’s strategy to respond to the identified risks in its supply chain focuses on implementing requirements that its Tier One Supplier source the components in the Intuit Payment Devices from smelters certified under CFSI’s CFSP wherever possible. In this regard, where Template responses indicate that suppliers are not using certified conflict-free sources, we engaged with the Tier One Supplier and/or OEM to encourage them to establish an alternative source of Conflict Minerals. Intuit holds regular meetings with its Tier One Supplier to discuss and assess whether all of the suppliers in the supply chain are diligently working to get the Template completed in an accurate and timely manner. Based on the responses received by the Tier One Supplier, all of the identified smelters in Intuit’s supply chain are CFSP compliant.

Support Independent Third-Party Audit of Supply Chain Due Diligence

Intuit does not have direct relationships with smelters and does not perform direct audits of these entities' supply chains for 3TGs. However, Intuit supports the development of, and smelters' participation in, independent third party audits of smelters' sourcing practices, such as the CFSI's CFSP.

As a result of these independent third party audits of smelters’ sourcing practices, for 2016 all of the identified smelters are CFSP compliant in the Tier One Supplier’s supply chain.

Report on Supply Chain Diligence

Intuit is committed to full and transparent disclosure of its efforts to facilitate the sourcing of conflict-free minerals for its products. This CMR is available on Intuit's website at http://www.intuit.com/company/strategic-sourcing/supplier-policies/conflict-minerals/.

Due Diligence Measures Performed

For the 2016 reporting period, Intuit exercised vigilant due diligence as described above, on the source and chain of custody of the necessary Conflict Minerals contained in the Intuit Payment Devices that we had reason to believe may have originated from the Covered Countries and may not have come from recycled or scrap sources. Where Template responses identified smelter facilities as sources of an OEM’s 3TG, Intuit compared the identified smelters against the CFSI’s standard smelter list and the list of compliant smelters published by the CFSI’s CFSP to confirm that they have been certified as conflict-free by the CFSP.

Results of Due Diligence

Intuit's efforts to determine the mine or location of origin of the Conflict Minerals in the Intuit Payment Devices with the greatest possible specificity consisted of the due diligence measures described in this CMR, including our efforts to seek information from OEMs using the Template. 47 OEMs in Intuit’s supply chain completed the information requested in the Template. Based on responses we received from our Tier One Supplier, 168 smelters were identified in Intuit’s supply chain. All of the 168 identified smelters have been audited by and are compliant with CFSI’s CFSP. However, Intuit cannot be certain that the list of 168 smelters is comprehensive and that there are no other smelters which contribute to the component in Intuit’s Payment Device. Consequently, we are unable to determine that the Conflict Minerals utilized in the Intuit Payment Devices did not originate in the Covered Countries or directly or indirectly benefit armed groups.

The table below illustrates our results by providing, for each metal, the number and percentage of identified 3TG smelters that were CFSP compliant.

Row Labels	Total Smelters in Supply Chain	Total Eligible Smelters	Total CFSP - Compliant Smelters	% of CFSP- Compliant Smelters
Gold	63	63	63	100
Tantalum	28	28	28	100
Tin	55	55	55	100
Tungsten	22	22	22	100
Grand total	168	168	168	100

Although Intuit requested information from the OEMs at a product level, almost all supplier responses provided information at a company or division level, but not at a product level, and, therefore, the information provided was not necessarily limited to smelters confirmed to be in Intuit’s supply chain. As a result, Intuit is unable to validate whether the facilities identified by the OEMs, which are listed in Annex A below, in fact contributed Conflict Minerals to Intuit Payment Devices.  Annex B below includes an aggregated list of the countries of origin from which the facilities listed in Annex A are believed to source Conflict Minerals, based on information provided by suppliers and CFSI, of which Intuit is a member.

Additional Mitigation Efforts

Intuit is also a member of the EICC and has developed procedures consistent with the EICC recommendations for responsible sourcing of Conflict Minerals, as set forth in the OECD Guidance. Intuit also attends the bi-weekly EICC Conflict Minerals Due Diligence Calls chaired by the EICC and has implemented the best practices that are relevant to its supply chain that have been developed by the CFSI. As an active member of the EICC, Intuit will continue to monitor and implement relevant best practices recommendations from the EICC as well as Conflict Minerals trends that impact Intuit’s business.

Further Intuit:

•	Conducts benchmarking sessions with manufacturers and other technology companies in Silicon Valley;

•	Sets up Webinars with its suppliers to address concerns and questions; and

•	Continues to work with suppliers to see that they have robust due diligence practices.

We also continue to work with our Tier One supplier and the EICC to ensure that our Tier One supplier continues to make all reasonable efforts to work with OEMs to source from smelters that are compliant with the CFSP.

Finally, while we are pleased with our progress in developing a conflict-free supply chain of Conflict Minerals in our existing products, we may continue to introduce new products, including devices which may contain certain Conflict Minerals necessary to their functionality or production. To that extent, we will continue to take all reasonable efforts to source such Conflict Minerals from smelters that are compliant with the CFSP.

ANNEX A
2016 Facility List

The following is a list of the facilities that the suppliers we surveyed reported as being in their supply chains.

Metal	Standard Smelter Name	Facility Location
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asaka Riken Co., Ltd.	Japan
Tungsten	Kennametal Huntsville	United States of America
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Gold	Chimet S.p.A.	Italy
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tin	Alpha	United States of America
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil
Tin	CV Gita Pesona	Indonesia
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Gold	Dowa	Japan
Tin	Dowa	Japan
Tantalum	Duoluoshan	China
Gold	Eco-System Recycling Co., Ltd.	Japan
Tin	EM Vinto	Bolivia (Plurinational State of)
Tantalum	Exotech Inc.	United States of America
Tantalum	F&X Electro-Materials Ltd.	China
Tin	Fenix Metals	Poland
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States of America
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Ltd. Hong Kong	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany

Tantalum	Hi-Temp Specialty Metals, Inc.	United States of America
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Tungsten	Japan New Metals Co., Ltd.	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Gold	Asahi Refining USA Inc.	United States of America
Gold	Asahi Refining Canada Ltd.	Canada
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kennecott Utah Copper LLC	United States of America
Gold	Kojima Chemicals Co., Ltd.	Japan
Tin	China Tin Group Co., Ltd.	China
Tantalum	LSM Brasil S.A.	Brazil
Gold	LS-NIKKO Copper Inc.	Korea (Republic of)
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Gold	Materion	United States of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Tin	Metallic Resources, Inc.	United States of America
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States of America
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	Mexico
Tin	Mineração Taboca S.A.	Brazil
Tantalum	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Gold	Mitsubishi Materials Corporation	Japan
Tin	Mitsubishi Materials Corporation	Japan
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	Turkey
Gold	Nihon Material Co., Ltd.	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Gold	Elemetal Refining, LLC	United States of America
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Tin	Operaciones Metalurgical S.A.	Bolivia (Purinational State of)
Gold	PAMP S.A.	Switzerland
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia

Tin	PT Bukit Timah	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Timah (Persero) Tbk Kundur	Indonesia
Tin	PT Timah (Persero) Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Gold	PX Précinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Royal Canadian Mint	Canada
Tin	Rui Da Hung	Taiwan, Province of China
Gold	SEMPSA Joyería Platería S.A.	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Tin	Soft Metais Ltda.	Brazil
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province of China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam
Tantalum	Telex Metals	United States of America
Tin	Thaisarco	Thailand
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstand
Gold	Umicore Brasil Ltda.	Brazil
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States of America
Gold	Valcambi S.A.	Switzerland
Tin	VQB Mineral and Trading Group JSC	Vietnam
Gold	Western Australian Mint trading as The Perth Mint	Australia
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Xiamen Tungsten Co., Ltd.	China
Gold	Yamamoto Precious Metal Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Tin	Yunnan Tin Company Limited	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	China
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China

Gold	Umicore Precious Metals Thailand	Thailand
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	PT Wahana Perkit Jaya	Indonesia
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tantalum	D Block Metals, LLC	United States of America
Gold	Republic Metals Corporation	United States of America
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	PT Inti Stania Prima	Indonesia
Tantalum	Plansee SE Liezen	Austria
Tungsten	H.C. Starck GmbH	Germany
Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck GmbH Goslar	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States of America
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tantalum	Plansee SE Reutte	Austria
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	Global Advanced Metals Aizu	Japan
Tin	CV Ayi Jaya	Indonesia
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China
Tungsten	Niagara Refining LLC	United States of America
Tungsten	Hydrometallurg, JSC	Russian Federation
Tin	PT Cipta Persada Mulia	Indonesia
Tin	Resind Indústria e Comércio Ltda.	Brazil
Tin	Metallo-Chimique N.V.	Belgium
Tin	Elmet S.L.U.	Spain
Tin	PT Bangka Prima Tin	Indonesia

ANNEX B
Countries of origin of the Conflict Minerals that the facilities listed in Annex A process are believed to include the following countries, based on information provided by suppliers and CFSI:

L1	L2
Level 1 countries are not identified as conflict regions or plausible areas of smuggling or export from the DRC and its nine adjoining countries.	Level 2 countries are known or plausible countries for smuggling, export out of region or transit of materials containing tantalum, tin, tungsten or gold.
Australia	South Africa*
Austria
Belgium
Bolivia
Brazil
Canada
China
Germany
Hong Kong
Indonesia
Italy
Japan
Kazakhstan
Korea
Malaysia
Mexico
Peru
Philippines
Poland
Russia
Singapore
Spain
Sweden
Switzerland
Taiwan
Thailand
Turkey
United States of America
Vietnam
* Rand Refineries is the only smelter that may be in Intuit's supply chain and that is located in South Africa and is a CFSP compliant smelter